Exhibit 99.1

ABIOMED TO APPOINT NEW CHIEF FINANCIAL OFFICER MICHAEL TOMSICEK

- Abiomed CFO Robert Bowen to Retire July 15, 2015

DANVERS, MA – June 1, 2015 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today announced that Robert Bowen, the Company’s Vice President and Chief Financial Officer since 2008, who will celebrate his 66th birthday this summer will retire from Abiomed next month and that Michael Tomsicek will be appointed as Vice President and Chief Financial Officer, effective July 15, 2015. Mr. Bowen will continue to support the Company in a consulting role to facilitate a smooth transition.

“The opportunity to serve as the Vice President and Chief Financial Officer of Abiomed has been the most professionally rewarding experience of my 43 year career. For me, I could not envision a better ending. I cannot thank Mike Minogue enough for providing me with the opportunity and the Abiomed team for providing the support necessary to be successful in this role,” said Mr. Bowen. “Abiomed will have a tremendous future and I have much personal and professional satisfaction and pride from playing a small part in building the foundation.”

“Bob has served as our CFO for the past seven years as Abiomed has grown revenue greater than three times, market capitalization four times and become GAAP profitable with no debt,” said Michael R. Minogue, Chairman, President and Chief Executive Officer, Abiomed. “His leadership, expertise and consistent excellence in fiscal compliance have been instrumental to Abiomed’s success and we are appreciative of his contributions to the company and commitment to patient care.”

“We are pleased to welcome Mike Tomsicek to the executive team during this exciting time as Abiomed experiences tremendous growth with the Impella platform. Mike has over 20 years of experience in senior management roles in finance, operations and globalization. We look forward to working with him as Abiomed continues to grow and become the standard of care,” adds Mr. Minogue.

Mr. Tomsicek, 49, joins Abiomed after he most recently served as CFO of Lexington, MA based Cubist Pharmaceuticals. He joined Cubist in 2010 and held a series of roles of increasing responsibility leading finance, investor relations and strategic sourcing through a very dynamic period at the Company. Cubist, a global bio-pharmaceutical company, was recently acquired in January 2015 for $9.5 billion by Merck & Co, Inc. Prior to Cubist, Mr. Tomsicek spent nearly eight years at General Electric Healthcare, initially as finance manager of its global operations, and then as CFO of two of its largest businesses. Previously, Mr. Tomsicek served in a variety of financial and operational roles at Motorola. He holds a bachelor of science degree in engineering and a master of business administration, both from the University of Wisconsin.

“Abiomed has built a revolutionary platform of minimally invasive heart pumps and a world-class business organization. I am excited to step into this role and work closely with Abiomed’s employees and shareholders,” said Mr. Tomsicek. “Abiomed is an innovative leader in its space and I look forward to furthering the company’s tradition of commitment to patients, fiscal discipline and growing shareholder value.”

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding our expectation of a smooth transition to a new Vice President and Chief Financial Officer, the Company’s expectation of continued commercial growth, and future opportunities including the opportunity to become the standard of care. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including the potential for future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For more information, please contact:

Aimee Genzler

Director, Corporate Communications

978-646-1553

agenzler@abiomed.com

Ingrid Goldberg

Director, Investor Relations

igoldberg@abiomed.com